EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

                                      among

                THE STOCKHOLDERS OF ETABLISSEMENTS BOUTMY S.A.


                                       and


                          XOMED FRANCE HOLDINGS S.N.C.


                                December 30, 1998


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                                TABLE OF CONTENTS


1. SALE....................................................................2

  1.1 Sale and Purchase of the Shares......................................2

  1.2 Prior Events and Delivery of Documents...............................3

  1.3 Purchase Price.......................................................4


2. REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY..................5

  2.1 Corporate Organization...............................................5

  2.2 Subsidiaries and Interests...........................................6

  2.3 Capitalization.......................................................6

  2.4 Consents and Approvals...............................................7

  2.5 Effect of the Sale...................................................7

  2.6 Financial Statements - Dividends.....................................7

  2.7 Prior Management of the Company......................................8

  2.8 Compliance with Applicable Regulations...............................9

  2.9 Litigation..........................................................10

  2.10 Material Contracts.................................................10

  2.11 Guarantees and Off-Balance-Sheet Commitments.......................12

  2.12 Employees..........................................................12

  2.13 Tax, Social Security and Customs...................................13

  2.14 Intellectual Property..............................................14

  2.15 Real Property and Leases...........................................15

  2.16 Tangible Fixed Assets..............................................17

  2.17 Intangible Property................................................17

  2.18 Condition of Tangible Fixed Assets.................................17

  2.19 Stocks.............................................................17

  2.20 Environmental, Health and Safety Compliance........................18

  2.21 Insurance..........................................................19

  2.22 Year 2000 Information Technology Compliance........................19


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  2.23 Services and Products..............................................20

  2.24 Potential Conflicts of Interest....................................20

  2.25 Customers and Suppliers............................................21

  2.26 Bank Accounts and Powers of Attorney...............................21

  2.27 Receivables........................................................21

  2.28 Changeover to Euro.................................................22

  2.29 Subsidies..........................................................22

  2.30 Validity of Representation.........................................22

  2.31 Fairness...........................................................22


ARTICLE 3.  REPRESENTATIONS AND WARRANTIES BY XOMED.......................23

  3.1 Corporate Organization..............................................23

  3.2 Authorizations......................................................23


ARTICLE 4  REPRESENTATIONS AND WARRANTIES RELATING TO THE STOCKHOLDERS....23

  4.1 Ownership of the Shares.............................................23

  4.2 Capacity, Absence of Conflicts......................................24

  4.3 Fees................................................................24


ARTICLE 5  INDEMNIFICATION................................................24

  5.1 Indemnification by the Stockholders.................................24

  5.2 Indemnification Procedures..........................................25

  5.3 Limitations.........................................................28

  5.4 Indemnification Guarantee on First Demand...........................30

  5.5 Interest Payments...................................................31


ARTICLE 6.  INTERPRETATION OF THIS AGREEMENT..............................31

  6.1 Definitions.........................................................31

  6.2 Applicable Law......................................................34

  6.3 Arbitration.........................................................34

  6.4 Commitments subsequent to the Sale..................................35

  6.5 Paragraph and Section Headings......................................35

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  6.6 Severability........................................................35

ARTICLE 7. NON-COMPETITION................................................35

ARTICLE 8. MISCELLANEOUS..................................................36

  8.1 Notices and Communications..........................................36

  8.2 Duties and Taxes....................................................37

  8.3 Death - Transmission................................................37

  8.4 Entire Agreement....................................................37

  8.5 Time-limits and Waiver..............................................38

  8.6 Counterparts........................................................38


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                            STOCK PURCHASE AGREEMENT

            This STOCK PURCHASE AGREEMENT is entered into on December 30, 1998, by and between:

1. Mr. Christian Boutmy, born in Bourbon l'Archambaut on July 17, 1943, a French citizen, married under the system of separate estates for husband and wife, resident at 8 rue des Petites Gollandieres, 17580 Le Bois Plage en Re;

2. Mrs. Simone Boutmy, nee Bardon, born in Ygrande on August 14, 1945, a French citizen, married under the system of separate estates for husband and wife, resident at 8 rue des Petites Gollandieres, 17580 Le Bois Plage en Re;

3. Ms Anne Boutmy, born in Bourbon l'Archambault on March 18, 1973, a French citizen, resident at 8 rue des Petites Gollandieres, 17580 Le Bois Plage en Re;

4. Mr. Albert Duplessis, born in Ygrande on November 9, 1926, a French citizen, married under the system of a communal estate for husband and wife, resident at Les Vignes, 03160 Ygrande;

5. Mrs. Antonine Duplessis, nee Nicolas, born in Ygrande on March 22, 1924, a French citizen, married under the system of a communal estate for husband and wife, resident at Les Vignes, 03160 Ygrande;

6. Mr. Max Boutmy, born in Bourbon l'Archambault on April 4, 1920, a French citizen, married under the system of community of acquisitions after marriage, resident at La Cosse, 03160 Bourbon l'Archambault;

7. Mrs. Andree Boutmy, nee Thibault, born in Agonges on January 6, 1922, a French citizen, married under the system of community of acquisitions after marriage, resident at La Cosse, 03160 Bourbon l'Archambault;

8. Mr. Jean-Claude Avenier, born in Saint Aubin le Monial on October 29, 1948, a French citizen, married under the system of a communal estate for husband and wife, resident at Le Midi, 03160 Saint Aubin le Monial;

9. Mrs. Rose Marie Bry, nee Boutmy, born in Moulins on February 22, 1967, a French citizen, married under the system of separate estates for husband and wife, resident at 2 bis rue Baudin, 92300 Levallois;

10. Mrs. Brigitte Pinaut, nee Deplessis, born in Ygrande on March 28, 1957, a French citizen, married under the system of a communal estate for husband and wife, resident at Les Bruyeres d'Hates, 03160 Bourbon l'Archambault;

11. Mr. Jean-Philippe Pinet, born in Bourbon l'Archambault on June 30, 1919, a French citizen, married under the system

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     of separate estates for husband and wife, resident at 16 avenue de la
     Source, 94130 Nogent sur Marne.

(acting together jointly and severally and referred to collectively hereinafter as the "STOCKHOLDERS")

                                                                 ON THE ONE HAND

AND

12. Xomed Holdings SNC, a French SOCIETE EN NOM COLLECTIF with capital of FF. 14,001,000, having its registered office at 6 avenue de Norvege, ZA de Courtaboeuf, 91140 Villebon-sur-Yvette, registered with the Registry of Commerce and Companies of Evry under the number B 421 302 449, and represented by Mr. Guy K. Williamson, duly authorized for this purpose,

                                          (referred to hereinafter as "XOMED")

                                                              ON THE OTHER HAND,


                                    RECITALS

A. At the date hereof the Stockholders own 1,875 shares (the "SHARES") representing the entire capital and voting rights of Etablissements Boutmy, a French SOCIETE ANONYME with capital of FF. 450,000, registered with the Registry of Commerce and Companies of Moulins under the number B 973 050 193 and with its registered office at Saint Aubin le Monial, 03160 Bourbon l'Archambault, France (the "COMPANY").

B. The Stockholders desire to sell the Shares to Xomed which desires to purchase the Shares for the price and according to the clauses, terms and conditions set forth hereinafter.


                                    AGREEMENT

1.    SALE

      1.1   SALE AND PURCHASE OF THE SHARES

      According to the terms and conditions hereof and subject thereto, especially to the provisions of Article 1.2, the Stockholders sell to Xomed and Xomed, in reliance upon the Stockholders' representations and warranties, purchases the Shares from the Stockholders on the date hereof, free of all Liens, rights, pledges, security, preemptive rights, options and any other rights in favor of third parties.


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      1.2   PRIOR EVENTS AND DELIVERY OF DOCUMENTS

      As of the date hereof, the events described hereafter must have taken place and the Stockholders shall have given Xomed the following documents:

          (a) the Shares transfer forms (ORDRES DE MOUVEMENT) in Xomed's favor, duly completed and signed by the Stockholders, to effect the transfer of all the Shares to Xomed, and proof of the registration of the sale in the Company's share transfer register; the Company's share transfer register; the stockholder accounts register; complete and up-to-date minutes books of board and stockholders meetings and the attendance register for board meetings;

          (b) an accurate and complete list of all the directors of the Company who have held office up until the date hereof; the letters of resignation of Mr. Christian Boutmy, Mrs. Simone Boutmy and Ms. Anne Boutmy from their positions as members of the board of directors of the Company specifying that such resignations shall be effective as of the ordinary general stockholders' meeting to be held on the date hereof; a certified copy of the minutes of the board of directors meeting at which it was decided to call an ordinary general stockholders' meeting to appoint Ms. Maryse Barrois Perrin, Mr. Guy K. Williamson, Mr. F. Barry Bays and Mr. Thomas E. Timbie as new directors;

          (c) Mr. Christian Boutmy's letter of resignation from his position as chairman of the board of directors and Mrs. Simone Boutmy's letter of resignation from her position as general manager of the Company, stating that the Company does not owe them any money on any grounds whatsoever;

          (d) a letter from Mrs. Simone Boutmy confirming her resignation as an employee of the Company effective July 31, 1997 and stating that the Company does not owe her any money on any grounds whatsoever;

          (e) a certified copy of the minutes of the meeting of the board of directors approving Xomed's acquisition of the Company pursuant to Article 11 of the Bylaws of the Company;

          (f) a copy of the minutes of the meeting of the workers committee of the Company at which such committee gave its view over the planned transfer of the Shares;

          (g) a statement from Mr. Christian Boutmy indicating that (i) all of the agreements governed by Articles 101 ET SEQ. of the French commercial companies statute of July 24, 1966 which are set forth in SCHEDULE 2.24 hereto, except for the lease with SCI Simone and Christian Boutmy covering the premises located at 62 rue de Bercy, 75012 Paris, have been terminated and that all payments owed to the Company thereunder have been duly made and that the Company does not owe any money on any grounds whatsoever; and that (ii) all loans, guarantees and other credit arrangements between the


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Company and its Stockholders, officers and employees have been terminated and that all sums due to the Company thereunder have been duly paid;

          (h) a copy, certified as true by Mr. Boutmy in his capacity as board chairman, of the full release (ACTE DE MAINLEVEE DE NANTISSEMENT DE FONDS DE COMMERCE) of the January 6, 1989 pledge of the Company's going concern in favor of BANQUE NATIONALE DE PARIS;

          (i) duly signed originals of the consulting agreements made with each of Mr. Christian Boutmy and Mrs. Simone Boutmy in the forms attached hereto as EXHIBIT A and EXHIBIT B;

          (j) a document certifying repayment by the Company to Mr. Christian Boutmy on October 30, 1998 of the latter's stockholder loan to the Company, such repayment not exceeding FF. 1,612,713.36;

          (k) a signed original of the guarantee on first demand issued by Banque Nationale de Paris pursuant to Article 5.4 hereunder, matching the model attached as EXHIBIT C hereto;

          (l) any document testifying that the "Micro France" trademark, which has been registered in Canada by Distribution Instrumentarium (Canada) Inc. and for which an application for registration has been made in the United Sates by Instrumentarium Surgical Corp., Inc. has been permanently retroceded to the Company, together with a statement certifying that the Company does not owe any sums on any grounds whatsoever in connection with this retrocession. The Parties agree that, in the event that, upon the date hereof, retrocession of the "Micro France" trademark as described above has not been fully completed and is not effective with respect to third parties, the Stockholders shall be liable to Xomed for all sums which Xomed or the Company may be required to pay (including all procedural costs and fees of lawyers and special counsel) over and above the FF. 150,000 provision included in the Final Balance Sheet, in order for the "Micro France" trademark to be permanently retroceded.

      1.3   PURCHASE PRICE

          (a) The aggregate consideration paid for the Shares is ninety two million French Francs (FF. 92,000,000) (the "PURCHASE PRICE").

          (b) Xomed pays the Purchase Price to the Stockholders by bank check on the date hereof, for which the Stockholders give Xomed good and valid discharge.

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2.    REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

      The Stockholders represent, warrant and certify as follows:

      2.1   CORPORATE ORGANIZATION

          (a) The Company is a SOCIETE ANONYME duly organized and validly existing under the laws of France. Attached hereto as EXHIBIT D is a true, complete and up-to-date copy of the Company's by-laws ("By-laws"), together with a company information certificate (EXTRAIT K-BIS) issued by the Registry of Commerce and Companies of Moulins. All formalities legally required for it to correctly carry on its existence have been duly and validly carried out. No resolution has been adopted providing for the amendment of the By-laws or for the winding-up or liquidation of the Company and no steps have been taken to this end. All of the company registers, minute books, stockholder accounts, share transfer registers and other registers and documents of a similar kind relating to the Company are accurate, up-to-date and faithfully reflect the decisions taken and conform to all legal and regulatory requirements. The decisions of the corporate boards and management of the Company have been taken in compliance with the statutes and regulations in force and in accordance with the Company's By-laws and are not subject to challenge. There has been no formal request for the annulment or the winding-up of the Company, nor have any insolvency proceedings been commenced with respect to the Company, nor any temporary suspension of claims against the Company or moratorium or like procedure been ordered, and the Company has never been insolvent. There is no valid basis currently existing upon which it could be reasonably expected that a third party could require the winding-up or liquidation of the Company.

          (b) The Company is the valid holder of all the approvals, licenses, permits and authorizations required for carrying on its business in France which remain in force unchanged.

          (c) Except as provided under SCHEDULE 2.1(c), no formality has been accomplished by the Company or the Stockholders out of the French territory in order to comply with local regulations applicable for performance of the Company's activities in foreign countries. The Stockholders acknowledge that they could be held liable, under the terms and conditions set forth in Article 5 below, if the formalities required by statute for performance of the Company's activities in foreign countries have not been validly and properly carried in a timely manner, or if the sale of the Shares has a negative effect in this respect.

          (d) There is no shareholder agreement or other commitments outside the By-laws regarding the Company, its management or the Shares.

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          (e) For all decisions and commitments of the Company which require notice, publication or registration, such notices, publications and registrations have been timely effectuated in conformity with applicable statutory and regulatory requirements.

      2.2   SUBSIDIARIES AND INTERESTS

      The Company holds no interests in any companies other than Micro France Italia s.r.l., a limited liability company organized under the laws of Italy ("MICRO FRANCE ITALY"). Micro France Italy has been duly and properly organized in compliance with the rules in force and is the valid holder of all approvals, licenses, permits and authorizations required under applicable statute for it to carry on its business. The shares and other securities representing the capital of Micro France Italia have been validly subscribed for, issued and fully paid up, or, if they have been purchased, fully paid for, and are owned by the Company free and clear of any Liens.

      2.3   CAPITALIZATION

          (a) On the date hereof, the capital stock of the Company consists of one thousand eight hundred and seventy five (1,875) shares, par value two hundred and forty French francs (FF. 240) per share. The names of the Stockholders and the amounts of their holdings in the Company's capital are set forth in SCHEDULE 2.3.

          (b) All the Shares have been validly subscribed for, issued and are fully paid up, and have not been issued or acquired in violation of any preemptive or similar rights. The Shares are subject to the same rights, are subject in all respects to the same obligations and may be transferred or sold as set forth in the By-laws.

          (c) The Stockholders have full and outright ownership of the Shares, which are free of all Liens, any prior approval which may be required having been obtained. There exists no basis upon which the Shares may be subject to an action challenging ownership thereof. All authorizations have been obtained and all formalities carried out which are a prerequisite for sale of the Shares to Xomed.

          (d) On the date hereof, there are no options, share rights, promises or other agreements, decisions or commitments, whether written or verbal, under which the Company could be obliged to issue or allocate, or cause to be issued or allocated, any shares of capital stock or other securities representing a part of the Company's capital, or the Stockholders or a third party to subscribe for such issue in such a way as to have an impact on or modify the Company's capital or voting rights

          (e) Upon completion of the sale of the Shares to Xomed, Xomed shall have full and outright ownership of the

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Company's Shares, free and clear of all Liens, as from the date hereof and including attached dividends.

      2.4   CONSENTS AND APPROVALS

      Except as set forth in SCHEDULE 2.4, (i) the signing of this Agreement by the Stockholders, and (ii) the fulfillment by the Stockholders of their obligations and commitments hereunder do not require the Company to obtain any consent, approval or authorization, whether explicit or tacit.

      In addition, the Company's workers committee has been duly informed and consulted.

      2.5   EFFECT OF THE SALE

      Except as set forth in SCHEDULE 2.5, the mere fact of Xomed's becoming the owner of the Company's Shares and the performance of their obligations by the Stockholders' under the Agreement shall not and cannot give rise to:

          (a) any right for anyone to terminate earlier any of the Material Contracts (as such term is defined hereafter in Article 2.10) or any other agreement to which the Company is party, or to modify the effects thereof, or to ask the Company to perform prematurely its obligations under the contracts and agreements to which it is party;

          (b) any breach or violation of any statutory or regulatory provisions, any agreements, commitments, the By-laws or any court or other decision concerning the Stockholders or the Company;

          (c) any right for anyone to modify, cancel or withdraw any approval, permit, license or authorization required for the Company lawfully to carry on its business, or to cancel or withdraw favorable tax treatment, regardless of whether or not this results from any approval, or any subsidy or other public aid, or to refuse the transfer thereof to the Company.

      2.6   FINANCIAL STATEMENTS - DIVIDENDS

          (a) The Company's balance sheet, income statement and notes to said financial statements for the fiscal year ended March 31, 1998 (the "1998 FINANCIAL STATEMENTS"), as delivered to Xomed, and the Final Balance Sheet have been prepared in accordance with the Accounting Principles and are correct and fairly reflect the assets, liabilities, financial position and business results of the Company at each of those dates and for the periods which they cover. All of these documents, plus the notes and attachments relating thereto, together with the reports by the Company's statutory auditors and the board of directors, plus the attachments thereto, have been prepared in accordance with the Accounting Principles and are contained in SCHEDULE 2.6(a).


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          (b) The total amount of the dividends distributed for the fiscal year ended March 31, 1998 is 3,937,500 French francs. All dividends approved for distribution for such fiscal year have been paid. Since March 31, 1998, no dividends or interim dividends have been distributed, or approved and not distributed, for any prior fiscal year, or for the current fiscal year.

          (c) All transactions of the Company have been duly and timely recorded in its accounting books and the Company does not have any debts, obligations, commitments or liabilities which are not reflected on its Final Balance Sheet, or which have not been revealed in this Agreement or in the Schedules thereto, or which do not arise from the ordinary course of business since April 1, 1998 under conditions which conform to the terms of Article 2.7 hereof.


      2.7   PRIOR MANAGEMENT OF THE COMPANY

      Since April 1, 1998, except as set forth in SCHEDULE 2.7 or as reflected in the Final Balance Sheet, all Company operations have been carried out as part of the ordinary course of the Company's business and in accordance with its customary practice. In particular, the Stockholders represent (without this list being exhaustive) that since April 1, 1998:

          (a) there have been no events and the Company has not performed any operations likely to have a material adverse impact on the Company's financial or accounting position or its business, regarding INTER ALIA its assets, results and relations with its customers and suppliers (an "ADVERSE EFFECT");

          (b) the Company has not contracted any financial debts or made any financial commitments;

          (c) the Company has not taken any equity interests in, or made any loans to, any companies, associations or other legal entities;

          (d) the Company has not issued or authorized for issuance any shares, convertible or exchangeable shares, bonds or any other securities and has not made any early repayments for any of its debts, nor granted any statutory or contractual guarantees in connection with the sale of any equity interests;

          (e) the Company has not distributed or decided to distribute any interim dividends, dividends or reserves, nor made or decided to make any payments on this account, whether in cash or in kind, other than as specified in
ARTICLE 2.6(b)

          (f) the Company has not mortgaged, pledged or otherwise encumbered, voluntarily or involuntarily, any of its assets, nor made any commitment of similar consequence, other

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than in accordance with its prior practice and for amounts similar to those granted in the past and in the ordinary and usual course of its business;

          (g) the Company has not entered into any agreement, contract, lease, or license involving a commitment amounting to more than two hundred and fifty thousand French francs (FF. 250,000) or containing provisions which depart from the ordinary rules of law or fall outside the ordinary course of business and prior practice;

          (h) there has been no termination of or amendment to any agreement to which the Company is party that is likely to have an Adverse Effect on the Company's business or results;

          (i) the Company has not suffered any loss, destruction or damage to any of its property, whether or not insured, and the Company has taken all reasonable measures necessary to protect its assets, and, in particular, the Company has not modified or terminated the insurance policies covering the Company's assets and operations, nor made any commitment to such ends;

          (j) the Company has not purchased or made any promise to purchase any assets of any other Person, except in the ordinary and usual course of its business; all assets sold have been sold under ordinary conditions and no assets vital for Company business have been sold, mortgaged, pledged or leased and no limitations placed upon the rights of ownership and enjoyment thereof;

          (k) the Company has not requested of any of its creditors the remission or forgiveness of any debt;

          (l) the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property (as defined below);

          (m) there have been no strikes, work stoppages or material changes in the Company's staff, nor any important changes in the terms and conditions of its employment contracts with its employees;

          (n) there have been no changes to any agreements or contracts between the Company and its managers, officers, Stockholders, agents or any third parties, and no commitment has been made to make any such change;

          (o) the Company has not entered into any cooperation, partnership, joint venture or similar agreements.

      2.8   COMPLIANCE WITH APPLICABLE REGULATIONS

      Except as set forth on Schedule 2.8:


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          (a) the Company has complied with the statutes, orders, regulations and decisions to which it is or has been subject and, to the Stockholders' knowledge, there is no reason to fear any change in such statutes, orders, regulations and decisions likely to have an Adverse Effect on the transaction covered by this Agreement;

          (b) the Company has not received any communication from any Public Authority that alleges that it is not in compliance with any statutes, orders, rules, orders or relevant decisions, and/or which threaten it with legal proceedings. At the present time, there are no enquiries or proceedings in progress against the Company, at the request of any Public Authority, regarding, INTER ALIA, safety or compliance of any of its products with applicable standards;

          (c) the approvals, permits, licenses and authorization required for the Company to own and possess its property and carry on its business have been duly obtained and are in force, and the Stockholders are not aware of any possible changes. The Company has not been denied any permits or licenses required for it to possess its property and carry on its business. The Company has received satisfactory approvals in all inspection reports by external monitoring and certification agencies.

      2.9   LITIGATION

          (a) Except as disclosed in SCHEDULE 2.9, the Company is not currently involved in any way whatsoever in any governmental, judicial or arbitration or conciliation proceedings, or any suits or claims, any enquiries, offenses or any other disputes whatsoever. The Company has not received any correspondence informing it of an inquiry or an inspection or threatening it with legal proceedings in connection with a dispute which, if the Company were unsuccessful, would have an Adverse Effect.

          (b) The Company is not and shall not be held liable for payment of any damages, for an amount greater than that for which provision has been made in the Final Balance Sheet, to compensate any Person for damages caused by products manufactured before the date of sale and marketed by the Company.

      2.10  MATERIAL CONTRACTS

      SCHEDULE 2.10 lists:

          (a) agreements (or groups of agreements) relating to loans, guarantees or similar agreements, amounting in any fiscal year to more than one hundred French francs (FF. 100,000) or the equivalent thereof in any other currency, or under which the Company has imposed a security interest or any other Lien on any of its assets, tangible or intangible;


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          (b) agreements providing for exclusivity or relating to distribution or commercial representation or preventing the Company from engaging in any competing activity for a period of greater than six (6) months or concerning an obligation of confidentiality;

          (c) cooperation, partnership, joint venture and similar agreements;

          (d) agreements covering arrangements for holding the capital or control of any company or business with one or more third parties, and arrangements for managing said company or business;

          (e) agreements (or groups of agreements) for the lease of personal property to or from any person or entity providing for lease payments in excess of one hundred thousand French francs (FF. 100,000) per annum;

          (f) agreements (or groups of agreements) for the sale or purchase of raw materials, commodities, supplies and other personal property, or for the furnishing or purchase of services, which (i) are to be performed over periods of more than one year, (ii) result in a loss to the Company, or (iii) involve total consideration in excess of two hundred thousand French francs (FF. 200,000); (g) license, franchise, distribution and commercial representation agreements, written or verbal, which the Company has entered into and which depart from ordinary trade practices, involve exclusivity, or require more than three (3) months' notice or the payment of compensation in the event of termination;

          (h) agreements for which the outstanding term of performance exceeds twelve (12) months and which do not contain clauses for early termination without payment of indemnities.

          (i) agreements which cannot be terminated unless more than three (3) months' notice is given, or, as far as employment contracts are concerned, which require notice in excess of that provided by statute and applicable collective bargaining agreements or the payment of indemnities greater than those provided by statute and applicable collective bargaining agreements;

          (j) agreements setting forth the conditions which the Company must fulfill in order to receive any aid or any subsidies from any Public Authority;

          (k) agreements entered into outside the Company's ordinary course of business or contrary to its customary practice in the past for similar amounts.

     The foregoing agreements (whether written or verbal) are referred to herein as "COMPANY MATERIAL CONTRACTS". Except as set forth in SCHEDULE 2.10, on the date hereof (i) none of the

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Company Material Contracts may be terminated by the counter party as a result of the change in control of the Company, (ii) none of the Company Material
Contracts violates any mandatory provisions of any statutes or regulations, and
(iii) no correspondence has been exchanged in connection with discussions for purposes of amending any of the Company Material Contracts, and the Company is in a position to demand that such Company Material Contracts be performed in accordance with the terms and conditions thereof.

      Each Company Material Contract is valid, and in full force and effect on the date hereof.

      2.11  GUARANTEES AND OFF-BALANCE-SHEET COMMITMENTS

      Except as disclosed in SCHEDULE 2.11, or in the Final Balance Sheet, the Company is not bound by any off-balance-sheet commitments and has not given any guarantees, endorsements, or comfort letters or any other security guaranteeing third party commitments.

      2.12  EMPLOYEES

          (a) SCHEDULE 2.12(a) sets forth (i) an accurate and complete list of the "key employees" identified by the Company prior to the date hereof, and (ii) an accurate and complete list of the collective bargaining agreements (CONVENTIONS COLLECTIVES) applicable to the Company's employees. Except as otherwise set forth in SCHEDULE 2.12(a), none of the employment contracts signed by such "key employees" contains any non-competition clause.

          (b) SCHEDULE 2.12(B) sets forth (i) the number of Company employees, and (ii) a complete list of all employees of the Company and the Subsidiaries entitled to a gross annual salary or other compensation in excess of FF. 200,000 (the "LISTED EMPLOYEES"). The employment and employment contracts of all the Company's Employees comply in all respects with the regulations in force and, except as set forth in SCHEDULE 2.12(b), no employment contract or agreement relating to Employees departs from the collective bargaining agreements in force, including on the basis of any agreement or commitment covering individuals only, and in particular concerning length of notice and the amount of indemnities payable upon dismissal or departure.

          (c) Since April 1, 1998, except to the extent set forth in SCHEDULE 2.12(c), the Company has not (i) hired any additional employees, (ii) paid or agreed to pay any bonuses (except with respect to bonuses as set forth in SCHEDULE 2.12(b)(II)), or any indemnities for severance of contract, retirement or ceasing work, or any stock options or other kinds of benefits, nor made or agreed to make any pay increases, nor changed or agreed to change the terms of the employment contracts of any of its directors, officers or Employees, or
(iii) changed its hiring or dismissal policies or practices in any material respect.

          (d) The Company has complied with all statutory and regulatory provisions with regard to the setting up and operation of staff representative bodies and labor unions. There are no negotiations pending with representatives of the labor union of the Company regarding the implementation of a "CONVENTION D'ENTREPRISE".

          (e) The Company is in compliance with all legislation relating to the implementation and organization of profit sharing agreements and schemes and collective savings schemes. There are no profit sharing schemes or agreements other than those shown in SCHEDULE 2.12 (e).

          (f) Except as shown in SCHEDULE 2.12(f), no contracts or agreements relating to Company officers, managers or employees contains any provisions to the effect that a change in the control of the Company would cause them to terminate or the terms thereof to be modified.

          (g) The Company has organized elections to staff representative bodies within the time-limits and in the manner set by statute. Where the Company had no candidates for such elections, minutes attesting to such deficiency have been recorded, duly posted and forwarded to the employment authorities.

     2.13 TAX, SOCIAL SECURITY AND CUSTOMS

          (a) The Company has filed on a timely basis all tax, social security and customs returns and reports for which there is a statutory or regulatory filing requirement. Such returns were correct and complete on the dates they were made. The results of the URSSAF audit in 1997 and the customs audit in 1998 are set forth in SCHEDULE 2.13(a).

          (b) All taxes, contributions and other duties of any nature whatsoever, imposed by or owed to a Public Authority, including social security organizations and any other bodies responsible for collecting social security contributions, whether it be by roll call, by withholding or any other system (hereafter the "TAXES"), have been either timely and fully paid or fully provided for in the Company's accounts. The provisions for taxes shown in the Final Balance Sheet should suffice to entirely cover all Taxes due or likely to become due, as the case may be, for each prior fiscal year.

          (c) The Company has not received notice of any tax or social security adjustments, reassessments or proceedings relating to the Company and, to the Stockholders' knowledge, there are no facts existing which may constitute the basis for any such adjustments, reassessments or proceedings.

          (d) SCHEDULE 2.13(d) sets forth the list of all the tax, social security and customs benefits received by the Company. The sale of the Shares will not result in the loss of any such tax, social security and customs benefits.

          (e) The Company has not entered into any agreements setting dates for payment of any taxes, contributions or any other charges.

          (f) The Company has never been a party to any agreement with any Person with respect to tax consolidation. The Company does not benefit from any favorable tax treatment in return for commitments by which it is still bound. In particular, the Company has not agreed to hold the securities of another Company, or any other assets, for any duration. In the event of a sale of the Shares of the Company or any other assets, the capital gain resulting therefrom shall be calculated according to the value appearing in the financial statements of the Company on the basis of which the Final Balance Sheet has been prepared.

      2.14  INTELLECTUAL PROPERTY

          (a) SCHEDULE 2.14 sets forth an accurate and complete list of:

                  (i) all trademarks owned by the Company as a result of their having been correctly registered or acquired, and all names and logos representing the Company's activities, mentioning the origin and value thereof, and all registrations or applications for registration in any country where they are used ("TRADEMARKS");

                  (ii) all patentable inventions, discoveries, improvements, ideas, know-how, processes, technology, computer programs and all patents resulting therefrom ("PATENTS");

                  (iii) trade  secrets,   including   confidential  and  other
non-public information, and the right to limit the use or disclosure thereof ("TRADE SECRETS");

                  (iv) designs, models and software programs which have been registered or for which registration is in progress and all rights connected thereto ("DESIGNS AND MODELS");

                  (v) databases   (including  a  list  of   customers   and/or
suppliers) and all rights in the databases ("DATABASES");

                  (vi) intellectual property licenses, approvals and authorization which the Company requires for carrying on its business ("LICENSES");

            (the  Trademarks,  Patents,  Trade  Secrets,  Designs  and Models,
Databases  and  Licenses  being  referred  to  hereinafter   collectively   as
"INTELLECTUAL PROPERTY").

          (b) Within the Company there is no infringement of any patents, trademarks, designs or copyrights held by third parties. There are no proceedings, actions or claims concerning infringement which have already been brought or risk being brought which involve or could involve the Company.

          (c) Except as specified in SCHEDULE 2.14(c), the Company is not currently obligated or under any existing liability to make royalty or other payments to any owner of, licensor of, or other claimant to, any Intellectual Property, for using such Intellectual Property in connection with its business. No director, officer, employee, contractor, consultant, agent or other representative of the Company has violated any employment agreement, confidentiality clause or agreement or obligation (contractual or otherwise) which he or she had with a previous employer with respect to the intellectual property of such employer, and is not involved in, or likely to become involved in, a dispute relating to Intellectual Property.

          (d) Except as specified in SCHEDULE 2.14(d), no former or present directors, officers, employees, contractors, consultants, agents or other representatives of the Company holds any rights, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property and the agreements made with Company employees provide that the Company shall have full ownership of any Intellectual Property developed by any employees, contractors or agents.

          (e) The Company has duly maintained the registration of its Intellectual Property and this property is free and clear of all Liens. None of the Company's Intellectual Property has been the subject of any claims or applications for cancellation or withdrawal for lack of use. All Taxes required to be paid in order for registrations to be maintained, have been duly and timely paid. No third party or parties have been granted any license(s), sub-license(s), usage right(s) or any other right(s) in any Intellectual Property owned by the Company under the terms hereof.

          (f) No industrial property other than the Intellectual Property is necessary for the conduct of the business of the Company, as conducted as of the date hereof.

      2.15  REAL PROPERTY AND LEASES

            2.15.1      REAL PROPERTY.

          (a) The Company owns real property located at Saint Aubin-Le-Monial, 03160 Bourbon L'Archambault. The Company has good, proper and unchallenged title to the real property. Copies of the title deeds of all real property owned by the Company, duly registered, are provided in SCHEDULE 2.15.1(a).

          (b) None of the Company's real property is subject to any compulsory purchase order, easements, mortgages, registrations or other rights in favor of third parties, as shown in a certificate issued by the relevant mortgage registry (CONSERVATION DES HYPOTHEQUES) dated December 1, 1998, to be found in
SCHEDULE 2.15.1.(b), and except as set
forth in such SCHEDULE. There are no measures, regulations or agreements which prevent the Company from disposing of or selling the real property or limiting its rights to do so.

          (c) All governmental permits and authorizations necessary for the occupancy and usage of said real property have been obtained. All occupation and usage of the real property owned and/or used by the Company complies with applicable customs, statutes and regulations, including health and safety regulations.

          (d) Such real property is not subject to any order of condemnation nor have the occupants been required to vacate the premises.

          (e) There are no zoning laws or other regulations which could significantly affect the overall market value of the real property owned by the Company.

          (f) Except as set forth in SCHEDULE 2.15.1(f), all necessary authorization and, as the case may be, compliance certificates and building permits have been obtained for all work ordered by governmental authorities and/or carried out in or on the real property. All work on the real property has been finished and the corresponding certificates of completion issued.

            2.15.2 COMMERCIAL LEASES - REAL PROPERTY LEASING AGREEMENTS - TRADING LEASES


          (a) The Company has free use as tenant of all real property required for its operations. A list of such real property is set forth in SCHEDULE 2.15.2(a).

          (b) There are no real estate leasing contracts, building leases or other agreements entered into by the Company which provide that the Company could become the owner of, or would have use of, any real property.

          (c) Copies of the leases in which the Company is tenant are to be found in SCHEDULE 2.15.2(c). All of these leases are regulated by the decree of September 30, 1953.

               (i) The Company has not received any notices of increases in rent or charges other than those increases resulting from indexation to the INSEE construction index, or of non-renewal or termination of any lease.

               (ii) The Company has always complied with the terms and conditions of the leases and paid on time all rent, charges, local taxes and other sums owed by it and payable under such leases.

               (iii) No consent is required from any of the lessors for the purpose of the sale of the Shares.

          (d) The Company has not granted any sublet or domiciliation relating to the premises covered by the leases.

          (e) The Company has not assigned any lease held by it and has not made any commitment to do so.

      2.16  TANGIBLE FIXED ASSETS

          (a) SCHEDULE 2.16(a) sets forth a true and complete list of the tangible property and rights necessary for the Company's business as of the date hereof. These assets are free of all priorities, mortgages, pledges, security, easements and other rights in favor of third parties. No attachment or compulsory purchase of such assets has been ordered.

          (b) The Company holds, rents or owns all the assets necessary to carry out its business.

          (c) There is no likelihood of any event, in particular a change of control, undermining the Company's ownership, use and enjoyment of the assets necessary for its operations, or causing any increase in rents, fees, licenses or other amounts due by the Company for use of said assets.

      2.17  INTANGIBLE PROPERTY

      The Company has outright ownership of the business it operates, which is not subject to any pledges, guarantees or security, except for the pledge mentioned in Article 1.2(h), the full release of which has been obtained (subject to the formality of canceling the registration with the clerk's office at the relevant commercial court (TRIBUNAL DE COMMERCE)). The Company has neither taken nor granted a manager lease (LOCATION-GERANCE) or free lease (LOCATION LIBRE) on any business.

      2.18  CONDITION OF TANGIBLE FIXED ASSETS

      The assets set forth in SCHEDULE 2.16(a) (subject to what is specified in SCHEDULE 2.20) are in good operating condition and repair, have been appropriately maintained, are suited for the activity for which they were acquired, are used in an appropriate way in the course of the Company's business, and comply with the regulations in force which apply to them.

      2.19  STOCKS

          (a) The stocks and goods in process shown in the inventory as of November 30, 1998 attached as SCHEDULE 2.19(a) satisfies, quantitatively and qualitatively, the Company's ordinary needs as arising from its current industrial and commercial policy and may be marketed under normal conditions. Such stocks consist of merchantable products which may be used normally or sold for a price greater or equal to their value when acquired, subject to the provisions shown in the Final

Balance Sheet. The size of such stocks is not excessive in the light of the Company's current commercial and industrial policy.

          (b) Items of stock which are unsaleable, obsolete or, more generally, for which provisions should have been made in the accounts as of November 30, 1998, have been sufficiently provided for using applicable accounting methods. More precisely, as of November 30, 1998, no item of stock was obsolete or unsaleable or should have been the subject of a provision, and as a consequence no provision has been recorded to this end in the Final Balance Sheet, in accordance with SCHEDULE 2.19(b).

          (c) All stocks have been physically listed using the procedure set forth in SCHEDULE 2.19(c) and have been valued in the accounts using the same methods as those applied by the Company in previous fiscal years.

      2.20  ENVIRONMENTAL, HEALTH AND SAFETY COMPLIANCE

          (a) The Company has obtained all permits, licenses and other authorizations that are required for the construction, use and operation of its industrial sites and complies with the terms thereof. Under the conditions in which production facilities are currently used, which comply with the statutes and regulations in force, no hazardous substance, hazardous waste, contaminant, pollutant or toxic substance has been or can be released from any land or premises which the Company uses or has used or owns or has owned.

          (b) The Company has not been the subject of any governmental proceedings (including any inquiry, notice or report) for violating regulations currently applicable to the industrial sites it operates concerning the environment, noise, or protection of water and air. SCHEDULE 2.20(b) contains copies of all correspondence since January 1, 1998 between the Company and any Public Authority responsible for ensuring compliance with environmental regulations.

          (c) Except as provided for in SCHEDULE 2.20(b), and subject to the yearly control of APAVE and the occasional need to change a clicking press, the Company is not legally required to take any steps or make any investment to bring its industrial sites into conformity with currently applicable environmental, health and safety regulations, or with regard to air, water and noise requirements, other than within the limits of the provisions included for this purpose in the Final Balance Sheet.

          (d) None of the land or premises used by the Company or its predecessors, or the surface or ground water in such places, has given rise to, or can give rise to, any release or deposit of hazardous substances, pollutants or contaminants.

          (e) Other than as provided in SCHEDULE 2.20(e), none of the land or premises used or owned by the Company contains (a) underground storage tanks,
(b) material containing asbestos in any form, (c) materials or equipment containing polychlorinated biphenyl, or (d) landfills, waste tips and areas for storing refuse.

          (f) None of the employees or former employees of the Company has been exposed to hazardous substances within the scope of his or her activity in the Company, its being said that the polishing and dry grinding activities have been provided with regularly maintained particle suction facilities at the Company's instigation.

          (g) The Company is validly insured against any risk of accidental pollution.

      2.21  INSURANCE

          (a) The Company is duly insured, for sufficient amounts, with insurance companies having sufficient capital resources, against the consequences of the deeds of its employees, the risks affecting property it owns or rents, and the risks arising from its operations (loss of business, physical or bodily harm) and especially those relating to its status as manufacturer and distributor. The insurance policies which have been taken out cover the cost of replacing such property and the financial consequences of the Company's possible liability and that of its officers, particularly in the case of civil liability subsequent to delivery (civil liability for products). These policies are in keeping with those which are customary in the profession.

          (b) The Company is up-to-date in the payment of the premiums due for the corresponding policies and has complied with the declaration requirements of said policies.

          (c) No premium has been increased for the last 3 (three) fiscal years due to particular incidents or claims.

          (d) The Company has performed no actions that could have rendered or could render any of the insurance policies null or void or allow them to be terminated. The policies are in force and, except as indicated in SCHEDULE 2.21(d), the insurers have not informed the Company of any intention to terminate them or amend the amount of the premium or the coverage.

          (e) No claims have been brought or are likely to be brought in connection with said policies. SCHEDULE 2.21(e) gives an exact and complete list of claims made by the Company to its insurers since January 1, 1998.

      2.22  YEAR 2000 INFORMATION TECHNOLOGY COMPLIANCE

      All items, products, programs, software, components and systems used by the Company (the "COMPONENTS") for commercial and accounting management which incorporate the processing of dates or date-related data have been audited by CCMX and an agreement has been drawn up for bringing them into compliance during the first quarter of 1999. The audit report and the costs estimate are set forth in SCHEDULE 2.22.

      2.23  SERVICES AND PRODUCTS

(a) All services provided and products sold by the Company are of merchantable quality and fit for the purpose for which they are manufactured and sold.
SCHEDULE 2.23(a) sets forth the standard terms and conditions for production, manufacture and sale of the Company's products.

          (b) Products marketed by the Company which were manufactured before the date of sale comply with all applicable laws in France and in European Union territory and in particular with special manufacturing standards. Prior to being distributed on the market, these products have received the qualifying certificates and approvals required under statute and regulations applicable in France and in European Union territory. In particular, the Company has always complied with the provisions of Article L.665 of the French Public Health Code (CODE DE LA SANTE PUBLIQUE) and Decree no. 96-32 of January 15, 1996 for products subject to these regulations. Except as provided in SCHEDULE 2.23(b), no steps have been taken by the Company or the Stockholders outside European Union territory for the purpose of complying with local regulations with respect to sales or imports of the products manufactured by the Company. Notwithstanding the foregoing, the Stockholders acknowledge that they can be held liable, under the conditions and in accordance with the terms of Article 5 below, if the products sold outside European Union territory do not comply with said local statutes and regulations, provided these products were manufactured prior to the date hereof.

          (c) All products have been manufactured, sold, leased or delivered by the Company in conformity with the Company's contractual commitments and the express or legally implied warranties connected therewith. Except as set forth in SCHEDULE 2.23(a), no product manufactured, sold or delivered by the Company is accompanied by any warranty of any kind which is broader in scope than applicable statutory and regulatory warranties.

          (d) Other than as set forth in SCHEDULE 2.23(d), the Company has no knowledge that, nor has it received any claims from clients or distributors indicating that, such services or products are defective or unfit for normal use.

      2.24  POTENTIAL CONFLICTS OF INTEREST

      As of the date hereof, except as disclosed in SCHEDULE 2.24, none of the Stockholders, nor any of the Company's senior management staff, affiliates or direct family relatives of any of the aforementioned persons:

            (i) possesses jointly or individually, in full or in part, any of the property or assets, nor holds any rights, which the Company must use or exercise in order to carry out its activities in France or other countries;

            (ii) is a creditor or debtor of the Company or, more generally, has the possibility of exercising a right against the Company, or is bound by any obligation towards it;

            (iii) is a party to any contract which is in any way binding upon, or in any way imposes an obligation upon, the Company or one or more of them;

            (iv) has purchased from the Company or sold to it, jointly or separately, since January 1, 1998, all or part of any property or assets.

      The statutory auditors have been informed of decisions which require authorization or ratification by corporate organs, in particular agreements coming within the scope of Articles 101 ET SEQ. of the French business companies Act of July 24, 1966, and such agreements have been authorized or certified in accordance with the statutes and regulations in force, customs and guidelines from relevant authorities.

      2.25  CUSTOMERS AND SUPPLIERS

      SCHEDULE 2.25 sets forth a true and complete list of (i) the twenty (20) largest customers of the Company in terms of sales for the fiscal year ended March 31, 1998, and (ii) the twenty (20) largest suppliers and service providers for the fiscal year ended March 31, 1998, together with a list of the agreements entered into with such customers, suppliers and service providers. Except as set forth in SCHEDULE 2.25, none of such customers, suppliers or service providers has (i) broken off or significantly changed its relations with the Company, or
(ii) notified the Company in writing or verbally that it intends to break off or significantly change its relations with the Company.

      2.26  BANK ACCOUNTS AND POWERS OF ATTORNEY

          (a) SCHEDULE 2.26 sets forth a true and complete list of the banks and financial institutions with which the Company collaborates and with which it has accounts, plus a list of the persons authorized to operate such accounts.

          (b) Other than as mentioned in SCHEDULE 2.26(b), the Company has not empowered any Person to sign bank documents.

      2.27  RECEIVABLES

      All receivables originated before November 30, 1998 have, if need be, been properly provided for in the Final Balance Sheet and, subject to such provisions, may be collected in accordance with the terms thereof within eighteen (18) months of the date hereof with respect to debts owed by public hospitals, and nine (9) months with respect to any other debts. All receivables dating from after November 30, 1998 are legally valid and may be recovered in their entirety from the original debtors or third parties within the same time-limits as mentioned above. Except as described in SCHEDULE 2.27, there has been no offsetting or request for offsetting of such receivables.

      From the date hereof, Xomed undertakes that the collection of the receivables concerned will be followed up actively and on a regular basis.

      Should the Xomed Indemnitee (as defined in Article 5.1 hereafter) be indemnified by the Stockholders on account of failure to collect a receivable within the above-mentioned time-limits (it being understood that the amount of the Indemnification may be set after deducting any possible tax reduction or saving, as the case may be, in accordance with Article 5.3(d)), the Xomed Indemnitee must in any event repay to the Stockholder the amount of such Indemnification, to the extent of the amount recovered if less than the Indemnification and after taking account of the tax borne on the amount collected, in the event that, after the Indemnification has been paid, the receivable is finally collected in full or in part, irrespective of the date on which it is finally collected.

      2.28  CHANGEOVER TO EURO

      There are no provisions in any agreements according to which any contract or agreement to which the Company is party will be terminated upon the implementation of the Euro.

      2.29  SUBSIDIES

      The Company receives no subsidies other than as mentioned in SCHEDULE
2.10.


      2.30  VALIDITY OF REPRESENTATION

      Each of the signatories to this Agreement signing in the name and on behalf of another Person or acting as representative of another Person is fully empowered to do so, having carefully and scrupulously complied with all applicable statutory requirements for this purpose.

      2.31  FAIRNESS

      This Agreement, the schedules provided herewith and the other written documents delivered to Xomed by or on behalf of the Company, or by the Stockholders, do not contain any untrue or false statements relating to a material fact and do not omit to state a material fact which, by not being revealed, would make the statements contained in this Agreement or the

Schedules thereto clearly misleading. To the Stockholders' knowledge, this Agreement does not omit any fact which (i) may materially adversely affect the business, property, assets or financial position of the Company or (ii) would have been considered by a reasonable purchaser as pertinent information to be taken into account in deciding upon this Agreement.

ARTICLE 3.  REPRESENTATIONS AND WARRANTIES BY XOMED

      Xomed represents, warrants and certifies as follows:

      3.1   CORPORATE ORGANIZATION

      Xomed is a French SOCIETE EN NOM COLLECTIF, duly and properly formed, and all legal formalities required for it to continue correctly its existence have been validly and properly performed within the time-limits set. Xomed is indirectly controlled by Xomed Surgical Products, Inc.

      3.2   AUTHORIZATIONS

      The conclusion of this Agreement and fulfillment by Xomed of the obligations relating thereto have been validly authorized by the relevant bodies of Xomed and Xomed Surgical Products, Inc. and Mr. Guy K. Williamson is fully empowered to conclude and sign this Stock Purchase Agreement in the name of and on behalf of Xomed.

      Except as set forth in SCHEDULE 3.2, Xomed does not have to obtain any authorizations, consent or approval, whether express or tacit, notably from any Public Authorities, for the purpose of purchasing the Shares or fulfilling its commitments and obligations arising from this Agreement.

      Xomed undertakes to make a declaration to the French Treasury, in accordance with applicable regulations.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES RELATING TO THE STOCKHOLDERS

     Each of the Stockholders represents, warrants and certifies as follows:

      4.1   OWNERSHIP OF THE SHARES

      Each Stockholder has full and outright ownership of the Shares in the proportions mentioned in EXHIBIT D. Apart from the obligations arising from the terms hereof and what is mentioned in EXHIBIT D, there are no options, share rights, conversion rights, preemptive rights, transfer restrictions or voting agreements encumbering or relating to the Shares, and the Company has made no commitment to create any such options, agreements or rights. The Shares may be freely transferred and are free and clear of any priorities, pledges, Liens and other rights to the benefit of third parties.

      4.2   CAPACITY, ABSENCE OF CONFLICTS

      Each Stockholder has the full right and capacity to sell the Shares to Xomed. The sale of the Shares to Xomed and all legal operations accomplished for the purpose of completing such sale do not violate any applicable statutory or regulatory provisions or any provisions of the Company's By-laws or other corporate documents or any agreement or deed to which the Stockholders or the Company are/is parties/y or any governmental or judicial decision of which they may be the subject. The sale of the Shares to Xomed and all legal operations accomplished for the purpose of completing such sale have been duly authorized by all such corporate decisions as are required.

      4.3   FEES

      The Company does not owe any fees or commission to any brokers or other intermediaries on account of or in connection with the present Agreement and the operations contemplated by this Agreement.

ARTICLE 5.  INDEMNIFICATION

      5.1   INDEMNIFICATION BY THE STOCKHOLDERS

      The Stockholders undertake - which is not accompanied by joint and several liability, except in the case of Mr. Christian Boutmy and Mrs. Simone Boutmy, who shall be jointly and severally and indivisibly liable for the entire amount due by the Stockholders - to indemnify Xomed (the "INDEMNIFICATION") or any of its Subsidiaries (including, upon execution of this Agreement, the Company) and, if need be, their respective directors, officers, employees and agents (collectively, the "XOMED INDEMNITEE"), for the entire amount of:

            (i) any and all increase in liabilities or decrease in assets of the Company based on or arising out of an event or circumstance occurring or existing prior to November 30, 1998 and which has not been addressed or allowed for, or has been insufficiently addressed or allowed for, in the Final Balance Sheet, and all loss, damage, tax consequence, claim or expenditure, including but not limited to procedural costs and reasonable attorneys' fees, resulting directly or indirectly from said event, circumstance or occurrence, incurred by the Xomed Indemnitee;

            (ii) any and all losses borne or incurred by the Xomed Indemnitee, including fines, indemnities and interest on late payments, of any nature, deriving from any request or reassessment concerning tax (general or specific), customs, social security and, more generally, of a governmental or regulatory nature, covering any date prior to the date hereof and not provided for, or insufficiently provided for, in the Final Balance Sheet; and

            (iii) all financial consequences to the Xomed Indemnitee for any breach of, or omission or inaccuracy in, any of the representations, warranties and covenants made in this Agreement and not addressed by paragraphs (i) to (ii) hereinabove.

      A "LOSS" shall be and mean any one or more of the events set forth in paragraphs (i) to (iii) above.

      It is expressly agreed that in the event the present guarantee is implemented, the Stockholders shall not, in any manner or in any way, be exempted in whole or in part from their indemnification obligations hereunder on the basis that the Xomed Indemnitee, either through investigations which he/she/it carried out or had carried out, or through the information that was communicated to him/her/it prior to the date hereof, was aware or could have been aware of the items of information or submissions of whatsoever nature relating to the claim in question.

      5.2   INDEMNIFICATION PROCEDURES

          (a) In the event that (A) Xomed had been aware of any tax or social security inspection, any reassessment and/or any claim, of whatsoever nature, brought by any individual or legal entity, governmental authority or body who/which presents itself as a creditor of the Company (a "THIRD PARTY Claim"), which could give rise to a Loss, or (B) Xomed Indemnitee should make a claim, distinct from a Third Party Claim, to receive repayment of all or part of the Purchase Price or to be indemnified for the Loss suffered (a "DIRECT CLAIM"), Xomed shall (x) in the case of a Third Party Claim, within fifteen (15) days of receipt by the Xomed Indemnitee of such Third Party Claim, and (y) in the case of a Direct Claim, with reasonable promptness (as from Xomed's becoming aware of the event or circumstance giving rise thereto), send to Mr. Christian Boutmy on behalf of the Stockholders (the "STOCKHOLDERS' AGENT") a written notice (the "CLAIM NOTICE") specifying the nature of such claim or demand, details of the person making the claim if need be, and the amount of the Loss suffered (stated in French francs or in euros), allowing the Stockholders to assess the merits of the claim and the estimated amount of the Loss. Xomed shall submit along with such Claim Notice all relevant evidence, documentation and information in support of the Claim Notice in question (such estimate being given subject to the Xomed Indemnitee's right subsequently to alter the amount of the loss and, accordingly, the amount of the Claim Notice).

          (b) In the event of a Direct Claim, the Stockholders' Agent shall have forty five (45) days following receipt of the relevant Claim Notice (the "DIRECT CLAIM REVIEW PERIOD") to carry out, with the assistance of the Company and Xomed, such investigations as he shall consider necessary. If, prior to the date of the expiration of the Direct Claim Review Period, the Parties agree upon the validity and amount of such Direct Claim, the Stockholders' Agent shall pay to the

Xomed Indemnitee, within fifteen (15) days following the date of such agreement, the entire amount indicated in the Direct Claim (or, if such be the case, the undisputed part of the amount mentioned in such Direct Claim). In the event the Stockholders' Agent fails to notify the Xomed Indemnitee, before expiry of the Direct Claim Review Period, that he objects to the Stockholders' liability under such Direct Claim, the Stockholders shall be deemed to have acknowledged their liability under such Direct Claim and the Indemnification shall thus be immediately payable. Payment of the Indemnification is guaranteed by Banque Nationale de Paris which has given the Indemnification Guarantee on First Demand under the conditions set forth in Article 5.4 below. If the Parties are unable to reach an agreement prior to the expiration of the Direct Claim Review Period or if the Stockholders' Agent notifies the Xomed Indemnitee during the Direct Claim Review Period that he objects to the Stockholders' liability under such Direct Claim, the Xomed Indemnitee shall have thirty (30) days as from the date on which he/she/it receives notice of the above-mentioned objection in which to serve a notice on the Stockholders' Agent demanding referral to an arbitrator as provided by Article 6.3 of this Agreement. Failure to serve such notice as described will result in all Xomed Indemnitee's rights under such Direct Claim being forfeited.

      In the event an objection is to be settled pursuant to Article 6.3 herebelow, the Indemnification shall be payable only after notice has been given of an enforceable decision (which may be a decision for immediate provisional enforcement) against the Stockholders or Mr. Christian and Mrs.
Simone Boutmy.

            (c) In the event of a Third Party Claim, the Stockholders' Agent shall have forty-five (45) days following receipt of the Claim Notice (the "THIRD PARTY CLAIM REVIEW PERIOD") to carry out such investigations as he considers necessary and, if need be, to notify the Xomed Indemnitee of his observations or objections, giving the reasons therefor. If, prior to the date of expiration of the Third Party Claim Review Period, the Parties agree upon the validity and amount of the Third Party Claim, the Stockholders' Agent shall pay to the Xomed Indemnitee, within fifteen (15) days following the date of such agreement, the entire amount indicated in the Third Party Claim (or, if such be the case, the undisputed part of the amount mentioned in such Third Party Claim). If the Stockholders' Agent fails to notify the Xomed Indemnitee prior to the expiry of the Third Party Claim Review Period that he objects to the Stockholders' liability under such Third Party Claim, the Stockholders shall be deemed to have acknowledged their liability under such Third Party Claim and the Indemnification shall thus be immediately payable. Payment of the Indemnification is guaranteed by Banque Nationale de Paris which has given the Indemnification Guarantee on First Demand under the conditions set forth in Article 5.4 below. In the event the Stockholders' Agent notifies the Xomed Indemnitee prior to the expiry of the Third Party Claim Review Period that he objects to the Stockholders' liability under such Third Party Claim, the Xomed Indemnitee shall have thirty (30) days after receiving such notification to serve a notice on the Stockholders' Agent demanding referral to an arbitrator as provided in Article 6.3 of this Agreement. Failure to serve such notice as described will result in all Xomed Indemnitee's rights under such Claim Notice being forfeited. In the event of an objection by the Stockholders' Agent, the Parties shall come together in order to seek a mutually agreeable solution or a way of proceeding, as appropriate, concerning such Third Party Claim. The Stockholders shall have the right, if they so notify the Xomed Indemnitee in writing within ten (10) days of receipt of the Claim Notice, to attend and participate in, or be represented at, any meetings or discussions, at their own expense, so as to assert whatever means of defense they consider appropriate, so long as the Stockholders' requests and means of defense are not clearly unreasonable or contrary to the interests of the Company. They shall have access to all documents necessary for defending their interests which the Company or the Xomed Indemnitee may have and legally be able to provide. Such access shall be granted during normal working hours and shall not interfere with conduct of business by Xomed Indemnitee. The Stockholders and their counsel shall keep confidential all information of which they may become aware. The three periods of forty-five (45) days, thirty (30) days and ten (10) days mentioned above shall, as the case may be, be limited to the time allowed to the Company or the Xomed Indemnitee for responding to the Third Party Claim.

      The indemnification shall become payable only after notice has been given of an enforceable decision, which may be a decision for immediate provisional enforcement, against the Company.

      In any event:

      With respect to Third Party Claims from governmental authorities, the Company shall, if it considers it to be reasonable and necessary and if the Stockholders have so requested as a means of defense in connection with the procedure provided in paragraph (c) above and in accordance with the terms of said paragraph, endeavor to obtain a suspension of payment. In this case, the Stockholders shall provide any guarantee and security which may be necessary for the purpose of obtaining such suspension. If the governmental authority requests that the guarantee or security be provided by the Company itself, the Stockholders shall counter-guarantee the latter.

     The Xomed Indemnitee may not, in the case of a Third Party Claim, negotiate a settlement or arrangement or refrain from pursuing legal action or remedies against a judgment, unless such judgment be final, without the prior consent of the Stockholders' Agent. Nevertheless, the Stockholders' Agent will be deemed to have approved the terms of a settlement, arrangement or any other measure which the Xomed Indemnitee decides to submit to him, if he does not reply in writing within 30 Business Days (or a shorter time if required by circumstances) from the date of receiving the written request from the Xomed Indemnitee. The sole consequence of entering into or concluding any such arrangement or settlement, without complying with the provisions of this paragraph, shall be that the Stockholders' Agent shall not be required to pay Indemnification amounting to the Loss resulting from such arrangement or settlement. However, the Stockholders' Agent shall be released from liability for Indemnification for Loss only if the Xomed Indemnitee, in failing to comply with the provisions of this paragraph, deprived him of a genuine chance of reducing or altogether eliminating the amount of such Indemnification. If a settlement offer is received from the third party from which the Third Party Claim originates and which the Stockholders' Agent, but not the Xomed Indemnitee, is willing to accept, it shall be possible for the Xomed Indemnitee to oppose the Third Party Claim alone, at his/her/its own expense, it being understood that, in this case, any sums which are to be borne by the Stockholders under such Third Party Claim shall be limited to the lesser of the following: (i) the amount of Loss determined as if the Third Party Claim had been settled in accordance with the terms of the settlement offer or (ii) the amount of Loss actually suffered by the Party, as resulting from a decision in connection with proceedings relating to such Third Party Claim.

      If the Xomed Indemnitee obtains relief from a governmental authority or a reimbursement of sums paid to a third party after Indemnification has already been paid by the Stockholders in connection therewith, the Xomed Indemnitee shall reimburse the Stockholders for the sums unduly paid hereunder.

            (d) In the event any decision, negotiation, or proceedings brought against the Xomed Indemnitee relating to Loss for which the Stockholders have already paid Indemnification should result in the cancellation or reduction of such Loss, the Xomed Indemnitee shall reimburse the Stockholders for the sums unduly paid by them for such Loss.

      5.3   LIMITATIONS

            (a) No Indemnification may be claimed unless the aggregate amount claimed for any Loss is at least seven hundred and fifty thousand French francs (FF. 750,000) (the "MINIMUM AMOUNT"). This Minimum Amount shall constitute a deductible. Accordingly, the Stockholders shall be liable for Indemnification only for the part exceeding seven hundred and fifty thousand French francs (FF. 750,000). The total amount of Indemnification paid under this Agreement may not exceed an amount equal to 40% of the Purchase Price for claims notified during the first two years of the present indemnification guarantee. For claims notified after the aforementioned period and up to the expiry of the guarantee period in accordance with the terms of paragraphs 5.3.c(x) and 5.3.c(y), this Indemnification cap shall be reduced to 20% of the Purchase Price. Accordingly, the aforementioned cap of 20% of the Purchase Price shall be reduced by any Indemnification paid for sums claimed during the first two(2)-year period, and if the Indemnification paid for sums claimed during the first two-year period is greater than or equal to 20% of the Purchase Price, no other Indemnification shall be due for claims notified after the expiry of said two-year period. The provisions of this Article 5.3(a) shall not apply to any Indemnification request based on the provisions of Article 1.2(l), for which there is no threshold nor any deductible for the Stockholders. In addition, in deciding whether the Indemnification cap has been reached, no account shall be taken of any Indemnification paid by the Stockholders on the basis of the provisions of Article 1.2(l).

            (b) Adjustments and back payments called for by tax, customs and social security authorities which are due simply to the time-lag before Taxes are paid, notably as a result of applying the principle of symmetric corrections as affirmed by case law, shall not be deemed to be Loss giving rise to Indemnification. The same shall apply to adjustments in connection with amortizations, inventory and provisions. Nevertheless, a mere time-shift shall give rise to Indemnification for the amount of Loss resulting from (x) a difference in tax rate, (y) adjustments relating to the opening balance sheet for the first fiscal year, pursuant to the tax principle of the intangibility of the opening balance sheet as affirmed by case law, if the time allowed for such adjustments has not run out, or any other similar provision existing in any country other than France, or (z) increases in duties, interest on late payments and penalties, of any nature whatsoever.

            (c) The Indemnification commitments made by the Stockholders in this Agreement may be called into play during a period of two (2) years as from the date hereof, other than (x) with respect to sums which may be due to tax, social security and customs authorities, which may be validly claimed up until the later of (i) the date on which the aforementioned two-year period expires, (ii) the date on which the relevant statute of limitation expires, and (iii) ninety
(90) days after a final governmental or judicial decision relating to tax, social security or customs matters; (y) with respect to sums resulting from the implementation of the guarantee under Article 2.23 hereof, which may be validly claimed during a period which shall expire on the third anniversary date of this Agreement; and (z) sums resulting from the implementation of the guarantee under
Article 4.1 hereof, which may be validly claimed during a period which shall expire on the thirtieth anniversary date of this Agreement.

            (d) The amount of any Indemnification shall be reduced by the actual reduction in taxes due by the Company or any tax saving or tax credit, provided such tax reduction, saving or credit results directly and undeniably from such

Loss and the Xomed Indemnitee is not taxed for such Indemnification (it being understood, however, that if, subsequently, such deduction is rejected by the authorities or such Indemnification is taxed, the Stockholders shall pay to Xomed Indemnitee the amount by which the Indemnification has been reduced pursuant to the present Article).

            (e) In addition, the amount of any Indemnification shall, if such be the case, be reduced by the amount of any full or partial recharge of a provision recorded in the Final Balance Sheet made during the year the Xomed Indemnitee sends its Claim Notice, after the date of the Final Balance Sheet and on the basis of the balance sheet item which was the subject of the Indemnification Claim.

      Where a Loss gives rise to indemnification by an insurance company, the indemnification that such insurance company has agreed in writing to remit to the Company shall be taken into account in determining the amount of the Indemnification to be paid by the Stockholders for a sum amounting to the indemnification paid by the insurance company, net of tax due by the beneficiary of such indemnification for such indemnification. However, if the insurance company does not pay the agreed indemnification within six (6) months of the date on which the Company informs the insurance company of its claim, the Stockholders must indemnify the Xomed Indemnitee for the amount of Loss determined pursuant to the rules set forth in this Article 5. Within ten (10) Business Days of receipt by the Company of the indemnity from the insurance company concerned, Xomed Indemnitee shall pay an amount equal to the amount by which the amount of the Stockholders' indemnity would have been reduced if the insurance company had paid the indemnification within the aforementioned six(6)-month period.

            (f) Under no circumstances will the Indemnification obligation be reduced, limited or affected in any way whatsoever by the mere fact that Xomed or any other person has had any investigation, audit or any other measure carried out with respect to Company or has approved the Company's accounts or given full discharge to any of its directors at a meeting or otherwise.

      5.4   INDEMNIFICATION GUARANTEE ON FIRST DEMAND

      Except for claims made pursuant to Article 4.1 above, all sums due to Xomed Indemnitee under this Article 5 may be claimed from Banque Nationale de Paris on the basis of the guarantee on first demand for a maximum amount of 9,200,000 French francs, the text of which is set forth in Exhibit C (hereinafter, the "INDEMNIFICATION GUARANTEE ON FIRST DEMAND"), insofar as the Indemnification shall have become payable in accordance with the provisions of
Article 5.3 above. It is agreed among the Parties that all commissions, costs and fees in connection with the Indemnification Guarantee on

First Demand shall be borne by the Stockholders. If it is considered that the Indemnification Guarantee on First Demand has been unduly called by the Xomed Indemnitee, because the sums called were not due or payable in the meaning of this Agreement, Xomed Indemnitee shall, as a penalty, be liable for a sum amounting to 25% of the amount of the sum unduly called. Xomed Indemnitee undertakes, in the event the Indemnification Guarantee on First Demand is called, to inform the Stockholders' Agent thereof as soon as the Indemnification Guarantee on First Demand is called and no later than two (2) Business Days after it has been called.

      5.5   INTEREST PAYMENTS

      Interest shall accrue to all sums owed by the Stockholders to the Xomed Indemnitee for a Loss at a rate of EURIBOR + 100 base points (one percent), as from (i) the 46th day after notice is given of the Direct Claim as described in
Article 5.2(a) above in the case of Indemnification based on a Direct Claim, and
(ii) the date on which Xomed Indemnitee pays out money or incurs a permanent debt in the case of Indemnification based on a Third Party Claim, and up until the date of full and actual payment of the Indemnification.

ARTICLE 6.  INTERPRETATION OF THIS AGREEMENT

      6.1   DEFINITIONS

      Certain frequently used terms herein are defined in this Article 6.1. References to Articles, paragraphs and Schedules, without any other indication, are to those of this Agreement. Any term defined through reference to a document other than this Stock Purchase Agreement shall have the meaning given in such document. The use of "including", "in particular", "notably", "INTER ALIA", "especially" implies that the list which follows is by no means exhaustive. In the formulae defined hereinafter, reference to the excess of one term over another always implies that such excess, if negative, is considered to be equal to zero.

            1998 FINANCIAL STATEMENTS: is defined in Article 2.6(a).

            ACCOUNTING PRINCIPLES: shall mean the accounting rules and principles defined in SCHEDULE 2.6(a) which comply with the "PLAN COMPTABLE GENERAL" applicable in France on the date hereof, as applied on a consistent basis by the Company and its Subsidiaries during the past three fiscal years.

            ADVERSE EFFECT: is defined in Article 2.7(a).

            AGREEMENT: shall mean this agreement and its Schedules.

            BUSINESS DAY: shall mean a day other than a Saturday, Sunday, public holiday in Paris or other day during all or part of which banks do not transfer funds to Paris. Any day which is not called a Business Day is a calendar day.

            BY-LAWS: is defined in Article 2.1(a).

            CLAIM NOTICE: is defined in Article 5.2(a).

            COMPANY: is defined in the Recitals to this Agreement.

            COMPANY MATERIAL CONTRACT: is defined in Article 2.10.

            COMPONENT: is defined in Article 2.22.

            AGREEMENT: means this stock purchase agreement and its Schedules.

            DATABASE: is defined in Article 2.14(a)(v).

            DESIGNS AND MODELS: is defined in Article 2.14(a)(iv).

            DIRECT CLAIM: is defined in Article 5.2(a).

            DIRECT CLAIM REVIEW PERIOD: is defined in Article 5.2(b).

            FINAL BALANCE SHEET: shall mean the balance sheet and income statement of the Company as of November 30, 1998.

            INDEMNIFICATION: is defined in Article 5.1.

            INDEMNIFICATION   GUARANTEE  ON  FIRST  DEMAND:   shall  mean  the
Indemnification First Demand Guarantee the model of which is attached as Exhibit C.

            INTELLECTUAL PROPERTY: is defined in Article 2.14(a).

            LICENSE: is defined in Article 2.14(a)(vii).

            LIEN: shall mean, for assets, especially a share or equity interest, any security, claim, priority, pledge, easement, charge or restriction of any kind whatsoever, promise to sell or buy, option or preemptive right relating thereto or any other right or obligation of whatsoever nature affecting the ownership, or transferability thereof, or the exercise of any other right arising therefrom, excluding however any charges connected with retention of ownership clauses or charges created directly by statute without any intervention or deed by anyone for this purpose, such as those resulting from the priority enjoyed by a transporter.

            LISTED EMPLOYEES: is defined in Article 2.12(b).

            LOSS: is defined in Article 5.1.

            MARK: is defined in Article 2.14(a)(i).

            MINIMUM AMOUNT: is defined in Article 5.3(a).

            PARTY: shall mean Xomed or the Stockholders.

            PATENTS: is defined in Article 2.14(a)(ii).

            PERSON: shall mean any natural person or legal entity of a private or public nature, including any grouping, company, association, partnership or trust.

            PUBLIC AUTHORITY: shall mean any national or local government authority, any authority competent on the basis of an international treaty, especially the Commission of the European Community, courts, validly formed arbitral colleges and any body, commission, agency, authority or department which has powers of a public nature.

            PURCHASE PRICE: is defined in Article 1.3.

            SHARES: is defined in the Recitals to this Agreement.

            STOCKHOLDERS: is defined in the preamble to this Agreement.

            STOCKHOLDERS' AGENT: is defined in Article 5.2(a).

            STOCKHOLDERS' KNOWLEDGE: shall mean the knowledge that any officer or manager of the Company must have after seeking to inform him or herself, within the scope of his or her ordinary duties, about the facts relating to the declaration to which the expression applies.

            SUBSIDIARY of a Person shall mean any SOCIETE ANONYME, SOCIETE A RESPONSABILITE LIMITEE, SOCIETE CIVILE, ASSOCIATION, GIE or any other comparable entity organized within or outside of France, in which the Person owns, directly or indirectly, more than 10% of the voting rights in the case of a SOCIETE ANONYME, or more than 10% of the equity interests, in the case of a SOCIETE A RESPONSABILITE LIMITEE, SOCIETE CIVILE, ASSOCIATION, GIE, SOCIETE EN PARTICIPATIONS, SOCIETE EN NOM COLLECTIF, SOCIETE EN COMMANDITE PAR ACTION or any similar entity. In this meaning, the term PERSON shall mean any natural person or legal entity, of a private or public kind, including any grouping, company, association, partnership or conglomerate.

            TAXES: shall mean all taxes, contribution and other duties imposed by or owing to a Public Authority, by way of roll call, deduction at source or any other manner, including any income tax, value added tax, tax on sales or wages, registration duties, customs duties, social security contributions on whatever grounds, including retirement, together with all interest and penalties for late payment relating thereto.

            TRADE SECRETS: is defined in Article 2.14(a)(iii).

            THIRD PARTY CLAIM: is defined in Article 5.2(a).

            THIRD PARTY CLAIM REVIEW PERIOD: is defined in Article 5.2(c).

            XOMED: is defined in the preamble to this Agreement.

            XOMED INDEMNITEE: is defined in Article 5.1.

      6.2   APPLICABLE LAW

      This Agreement shall be governed by and construed in accordance with the laws of France.

      6.3   ARBITRATION

      All disputes relating to the existence, validity, interpretation or performance of this Agreement which are not resolved by mutual agreement between the Parties shall be settled by arbitration. The arbitral tribunal shall consist of three (3) arbitrators. Xomed and the Stockholders' Agent shall each appoint an arbitrator and shall inform each other, by registered letter with return receipt requested, of the name of the arbitrator they each choose, together with the questions which they wish to refer to arbitration. The two thus-appointed arbitrators shall appoint a third arbitrator to be chairperson of the arbitral tribunal within fifteen (15) days of the appointment of the second arbitrator. The arbitral tribunal shall be validly formed as soon as the three arbitrators accept their terms of reference. In the event the Parties do not appoint their respective arbitrators or the two arbitrators the third arbitrator within the aforementioned time-limits, the lacking arbitrator(s) shall be appointed by the President of the Paris District Court (TRIBUNAL DE GRANDE INSTANCE) in summary proceedings at the request of the Party or the arbitrator which/who is first to act and after hearing the Parties. If any of the arbitrators is prevented from performing his or her duties, abstains therefrom, departs or dies, such arbitrator shall be replaced in the manner set forth above. The arbitral tribunal shall sit in Paris. The procedure shall be that provided in Book IV of the French New Code of Civil Procedure (NOUVEAU CODE DE PROCEDURE CIVILE) and French law alone shall apply. The award shall be delivered as soon as possible and no more than three (3) months after the formation of the arbitral tribunal. The arbitral tribunal's decision shall be final.

      6.4   COMMITMENTS SUBSEQUENT TO THE SALE

      The Parties shall be required to sign all documents and carry out all formalities necessary for fulfilling their respective obligations arising from this Agreement. In particular, the Stockholders shall refrain from making any remarks to third parties, in any form whatsoever, which are likely to harm the Company or Xomed with respect to third parties, with respect to the Company's customers and its suppliers and, more generally, in its business relations, or cause such persons to break off or change their relationship with the Company.

      6.5   PARAGRAPH AND SECTION HEADINGS

      The headings of the sections and subsections of this Agreement are inserted for convenience only and may under no circumstances be relied upon for interpreting said Agreement.

      6.6   SEVERABILITY

      The invalidity, for whatever cause, of any of the obligations arising herefrom shall not affect the validity of the other obligations arising herefrom, whatever they may be, provided the overall balance of the Agreement is maintained.

ARTICLE 7.  NON-COMPETITION

      It is expressly agreed between the Parties that this obligation not to engage in competing activities is an essential part of the consideration for the purchase of the Shares.

      As a consequence, Mr. Christian Boutmy and Mrs. Simone Boutmy shall, from the date this Agreement is signed and until June 30, 2004 (the "RESTRICTED PERIOD") refrain from carrying on or developing in any way whatsoever, directly or indirectly, on their own account or that of a company or any other organization, as consultant, agent, officer, administrator, shareholder, partner, investor or in any other role, any of the activities carried on by the Company, Xomed or any other entity affiliated to them, or any other related or similar activity (the "ACTIVITY") over the entire territory in which the Activity is carried on.

      During the Restricted Period, Mr. Christian Boutmy and Mrs. Simone Boutmy shall refrain from (i) employing, for their own account or that of any third party, any officer or employee of the Company, Xomed or any other entity affiliated to them, even in the event such officer or employee has resigned or been dismissed; (ii) encouraging such persons to break off or change their relations with the Company, Xomed or any other entity affiliated to them; and
(iii) both during the Restricted Period and after it has expired, acting in any form whatsoever which may harm the Company, Xomed or any other entity affiliated to them with respect to any third parties, their customers, suppliers and, more generally, their business relations, regardless of how their relations were created.

ARTICLE 8.  MISCELLANEOUS

      8.1   NOTICES AND COMMUNICATIONS

            (a) Notices and communications provided in this Agreement shall be validly sent to their addressee by being delivered by hand in return for an acknowledgment of receipt dated and signed by the addressee, or sent by registered mail with return receipt requested, or by overnight courier, or by fax, to the following addresses:

                  FOR XOMED:

                        Xomed Surgical Products, Inc.
                        6743 Southpoint Drive N.
                        Jacksonville, Florida 33321-0980
                        USA
                        Fax:          1.904.279.7548
                        Attention:    General Counsel

                        with a copy by fax to:

                        Willkie Farr & Gallagher
                        21-23 rue de la Ville l'Eveque
                        75008 Paris, France

                        Fax: 01.40.06.96.06
                        Attention: Maitre Michel Frieh

     or at such other address as Xomed may have indicated to the Stockholders in writing; and

      FOR ANY OF THE STOCKHOLDERS OR THE STOCKHOLDERS' AGENT, at the address given at the headings of this Agreement beside the name of such Stockholder, or such other address as the Stockholder may have indicated to Xomed in writing, with a copy by fax to:

                        Fourmentin, Le Quintrec, Veersamy
                        22, rue de General Foy
                        75008 Paris
                        France
                        Fax:  01 55 30 10 00
                        Attention:   Maitre Antoine Fourmentin

      or at such other address as the Stockholders' Agent may have indicated to Xomed in writing.

            (b) Any notice shall be deemed to have been received: if delivered by hand, on the date of such delivery; if sent by overnight delivery, on the second Business Day following the date of such mailing; if mailed by registered mail, on the third Business Day after the date of such mailing; and if sent by fax, on the date on which such fax is sent, unless such date is not a Business Day, in which case such notice shall be deemed to have been received on the next succeeding Business Day.

      8.2   DUTIES AND TAXES

      Each of the Parties shall bear all the costs incurred by it in connection with this Agreement, including, amongst other things, fees and expenses of attorneys, investment bankers and other consultants. It is expressly agreed that Xomed shall under no circumstances be required to pay the costs and fees incurred by the Company or the Stockholders in connection with this Agreement, including, amongst other things, fees and commission paid to a broker or other intermediary in accordance with the provisions of Article 4.3. The provisions of this Article 8.2 shall prevail over those of any other prior agreements or contracts relating to the payment of costs and fees arising in connection with the present transaction.

      8.3   DEATH - TRANSMISSION

      The successors, heirs and assigns of a Stockholder shall be bound by the obligations of the latter under this Agreement following the death of such Stockholder. The rights and obligations arising from this Agreement may not be transferred by the Stockholders, their successors, heirs or assigns without Xomed's prior written agreement.

      This Agreement shall bind all of Xomed's successors and assigns under the same conditions as Xomed.

      The Stockholders agree here and now that Xomed may transfer the benefit of this Agreement to any company which is directly or indirectly controlled by, or which controls, or which is under joint control with, Xomed Surgical Products, Inc. and to which all or part of the Shares are transferred or contributed.

      8.4   ENTIRE AGREEMENT

      This Agreement and its Schedules fully reflect the entirety of the agreements between the Parties concerning the transaction which it covers. It fully and permanently supersedes all other documents, contracts, agreements, offers and other written items which may have been prepared, sent or agreed by and between the Parties or any of their Affiliates, or by and between any other persons in connection therewith or relating thereto, prior to the signing of this Agreement, including INTER ALIA the letter dated November 3, 1998 sent by Xomed to Banexi, the Stockholders' investment advisor. This Agreement may be amended and a Party thereto may waive any right arising therefrom only if a written agreement to this effect is signed by the Parties.

      8.5   TIME-LIMITS AND WAIVER

      The Parties acknowledge that all time-limits herein have been set after concerted steps to fix the duration thereof. The Parties accept the consequences of abiding or not by these time-limits, including when this results in a Party's being barred from acting in a certain way. Subject to such consideration, failure to exercise in part or in full any of the rights arising from the provisions hereof cannot amount to the waiver of such right for the future or of any other right arising therefrom.

      8.6   COUNTERPARTS

      This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. Any signature to this Agreement sent by fax shall have the same legal force as if inscribed upon an original copy. This Agreement is signed in three originals: one for Mr. Christian Boutmy and Mrs. Simone Boutmy, whose interest therein is deemed to be, and acknowledged by them to be, one and the same, in the meaning of Article 1325 of the French Civil Code; one for the other Stockholders, whose interest therein is deemed to be, and acknowledged by them to be, one and the same, in the meaning of Article 1325 of the French Civil Code; and one for Xomed Holdings France SNC.

            IN WITNESS WHEREOF, the Parties hereto have signed this Agreement in three originals, to which two sets of Schedules are attached: one for Xomed Holdings France SNC and one for the Stockholders' Agent.

                                     XOMED FRANCE HOLDINGS, SNC


                                         Name:
                                              ---------------
                                         Title:
                                               --------------


THE STOCKHOLDERS:

--------------------                --------------------
Christian Boutmy                    Simone Boutmy

--------------------                --------------------
Anne Boutmy, represented for        Rose Marie Bry, represented
the present purpose by Mr.          for the present purpose by
Christian Boutmy                    Mr. Christian Boutmy


--------------------                --------------------
Albert Duplessis, represented       Antonine Duplessis,
for the present purpose by          represented for the present
Mr. Christian Boutmy                purpose by Mr. Christian
Boutmy


--------------------                ---------------------
Max Boutmy, represented for         Andree Boutmy, represented
the present purpose by              for the present purpose by
Mr. Christian Boutmy                Mr. Christian Boutmy


--------------------                ----------------------
Jean-Claude Avenier, represented    Jean-Philippe Pinet,
for the present purpose by          represented for the present
Mr. Christian Boutmy                purpose by Mr. Christian
Boutmy


-----------------------
Brigitte Pinaut, represented
for the present purpose by Mr.
Christian Boutmy

                                  SCHEDULE 2.3

----------------------------------------------------------------------------
NAME                        NUMBER OF      PERCENTAGE  OF THE TOTAL  NUMBER
                            SHARES         OF SHARES (%)
----------------------------------------------------------------------------
Christian Boutmy            1166           62.18
----------------------------------------------------------------------------
Simone Boutmy               605            32.26
----------------------------------------------------------------------------
Anne Boutmy                 45             2.4
----------------------------------------------------------------------------
Rose Marie Bry              45             2.4
----------------------------------------------------------------------------
Albert Duplessis            2              0.1067
----------------------------------------------------------------------------
Antonine Duplessis          2              0.1067
----------------------------------------------------------------------------
Max Boutmy                  2              0.1067
----------------------------------------------------------------------------
Andree Boutmy               2              0.1067
----------------------------------------------------------------------------
Jean-Claude Avenier         2              0.1067
----------------------------------------------------------------------------
Brigitte Pinaut             2              0.1067
----------------------------------------------------------------------------
Jean-Philippe Pinaut        2              0.1067
----------------------------------------------------------------------------